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Exhibit 10.4

EMPLOYEE CONFIDENTIALITY/RESTRICTIVE COVENANT AGREEMENT

        This Agreement is made and entered into as of the 20th day of May, 2003, by and between ev3 Inc. (the "Company") and Jim Corbett ("Employee").

        WHEREAS, Company has expended considerable time, effort and resources in the development of certain confidential, proprietary and trade secret protected information, which must be maintained as confidential in order to ensure the success of Company's business;

        WHEREAS, Employee will receive a grant of Non-Statutory Stock Options in exchange for execution of this Agreement;

        WHEREAS, Company has expended considerable funds, time, effort and resources in the development of its customer goodwill and recruiting and training its highly trained workforce, which must also be maintained in order to ensure the success of Company's business;

        WHEREAS, by virtue of Employee's continued employment with Company, Employee will be performing services in a confidential capacity and will be acquiring knowledge about Company's valuable confidential and technical information, its trade secrets, customer goodwill and its highly trained workforce and Company desires reasonable protection of its confidential business and technical information, its trade secrets, customer goodwill and its highly trained workforce; and

        WHEREAS, Employee represents that there is no agreement with any other party which would conflict with Employee's obligations under this Agreement or restrict Employee's ability to perform the required scope of services for Company.

        NOW THEREFORE, in consideration of the covenants and promises contained herein, and of Employee's continued at-will employment by Company, the compensation and benefits received by Employee from Company, including the additional grant of Non-Statutory Stock Options, and the access given Employee to Company's Confidential and Proprietary Information, as defined below, all of which Employee acknowledges are good and valuable consideration for Employee entering into this Agreement and for the restrictions imposed in Employee's current and post-employment activities under this Agreement, the parties hereto agree as follows:

        1.    Definition Of "Confidential And Proprietary Information".

        As used herein, the term "Confidential and Proprietary Information" means any and all information, oral or written, that is not generally known by persons not employed by or parties to contracts with Company, whether prepared by Company or Employee or whether in written form or committed to Employee's memory, including but not limited to:

  (a)
  inventions, designs, discoveries, works of authorship, improvements or ideas, whether or not patentable or copyrightable, methods, processes, techniques, shop practices, formulae, compounds, or compositions developed or otherwise possessed by Company;

  (b)
  the subject matter of Company's patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions and other industrial property to the extent that such information is unavailable to the public and/or is in incomplete stages of design or research and development;

  (c)
  Company's information, knowledge or data concerning its financial data including financial statements and projections, pricing information, costs, sales, budgets and profits; business plans such as products and services under development, clinical trials, proposals, presentations, potential acquisitions under consideration and marketing strategies; manufacturing processes; organization structures, such as names of employees, consultants and their positions and compensation schedules; customer information such as surveys, customer lists, lists of prospective customers, customer research, customer meetings, customer account records, sales records, training and servicing materials, programs, techniques, sales and contracts; supplier and vendor information including lists and contracts; relational data models, company manuals and policies, computer programs, software and disks, source code, systems architecture, blue prints, flow charts, and licensing agreements;

  (d)
  any document marked "Confidential," or any information which Employee has been told is "Confidential" or which Employee might reasonably expect Company would regard as "Confidential," or any information which has been given Company in confidence by customers, suppliers or other persons.

        2.    Nondisclosure Of Confidential And Proprietary Information.

        Employee agrees to hold the Confidential and Proprietary Information in the strictest confidence, during Employee's employment relationship with Company and to the fullest extent permitted by law, after Employee's employment relationship with Company is voluntarily or involuntarily terminated. To this end, Employee shall:

  (a)
  not make, or permit or cause to be made copies of the Confidential and Proprietary Information, except as necessary to carry out Employee's duties as prescribed by Company;

  (b)
  not disclose or reveal the Confidential and Proprietary Information, or any portion thereof, to any person except other Company employees who have signed nondisclosure agreements with Company;

  (c)
  take all reasonable precautions to prevent the inadvertent disclosure of the Confidential and Proprietary Information to any unauthorized person;

  (d)
  not use for the benefit of, or divulge to, Company or its personnel, any proprietary information of another party without the prior written authorization of said other party;

  (e)
  acknowledge that Company is the owner of the Confidential and Proprietary Information and agrees not to contest any such ownership rights of Company, either during or after Employee's employment with Company;

  (f)
  upon termination of employment with Company or upon request by Company, deliver promptly to Company all Confidential and Proprietary Information and all Company documents and property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, programs, databases and other documents, or materials, whether in hard copy, electronic or other form, or copies thereof, whether prepared by Employee or Company, and equipment furnished to Employee in the course of or incident to his/her employment, including a laptop computer and all data contained on such computer; and

  (g)
  permit Company to inspect non-Company computer(s) and/or cell phones, including any Personal Data Assistant, Blackberry or other handheld device belonging to Employee, at the time employment from Company is terminated and to remove from such non-Company computer all data belonging to Company, if he/she used such non-Company computer to conduct Company business.

        3.    E-Mail Messages And Internet Usage.

        Employee acknowledges that all e-mail messages that he/she produces, sends or receives while at Company facilities or using Company equipment are the property of Company. Employee also understands and acknowledges that Company may monitor and inspect all such messages and may also monitor and control the communications that he/she initiates or receives through the Internet while at Company facilities and while using Company equipment in any location. Employee acknowledges that he/she has no right to or expectation of privacy in such communications. Employee agrees to cooperate with Company in its implementation of such security and control measures as it may implement from time to time with respect to e-mail and Internet communications and shall take all reasonable precautions to ensure that the confidentiality of any such communications containing Confidential and Proprietary Information, as defined above is maintained. Employee also agrees that the Internet may not be used for the transmission or intentional reception of obscene, scandalous, offensive or otherwise inappropriate materials, and that he/she will comply with the Code of Conduct and all other company policies regarding appropriate use of the Internet and e-mail.

        4.    Third-Party Information.

        Employee understands and acknowledges that Company has a policy prohibiting the receipt or use by Company of any confidential information or trade secret protected information in breach of Employee's obligations to third parties and does not desire to receive any confidential or trade secret protected information under such circumstances. Accordingly, Employee will not disclose to Company or use in the performance of any duties for Company any confidential information in breach of an obligation to any third party. Employee represents that he/she has provided Company with a copy of any agreement by which Employee is bound that restricts Employee's use of any third party's confidential information.

        5.    Duty Of Loyalty.

        In all aspects of Employee's employment with Company, Employee shall act in the utmost good faith, deal fairly with Company, and fully disclose to Company all information which Company might reasonably consider to be important or relevant to Company's business. Employee further agrees that during his/her employment by Company or his/her receipt of salary payments of any nature pursuant to this Agreement, he/she shall not engage in any conduct which might result in, or create the appearance of using his/her position for private gain, or otherwise create a conflict, or the appearance of a conflict, of interest with Company. Such conduct shall include, but not be limited to, having an undisclosed financial interest in any vendor or supplier of Company, accepting payments of any kind or gifts other than of a nominal value from vendors, customers or suppliers, or having an undisclosed relationship with a family member or other individual who is employed by any entity in active or potential competition with Company, and which creates a conflict of interest. While still employed at Company, Employee shall not establish, operate, participate in, advise, or assist to establish in any manner whatsoever any business, which could or would be in competition with Company's business, and Employee shall not take any preliminary or preparatory steps toward establishing or operating such a business. Notwithstanding the foregoing, Employee may own less than two percent (2%) of any class of stock or security of any company which competes with Company listed on a national securities exchange.

        6.    Non-Compete.

  (a)
  Employee agrees that for a period of one (1) year following Employee's termination or separation from employment with Company for any reason, voluntary or involuntary, Employee shall not directly or indirectly (including without limitation as an officer, director, employee, advisor, consultant or investor), render services to any person or entity in connection with the design, development, manufacture, marketing, or sale of a Competitive Product, as defined below, that is sold or intended for use or sale in any geographic area in which Company markets or intends to market any product of the same general type, use or function. It is agreed that Employee is free to work for a competitor of Company, provided that such employment does not include any responsibilities for, or in connection with, a Competitive Product for the one-year period of the restriction contained in this section, and that Employee has assumed a position with the competitor that would not lead to the inevitable disclosure of Company's trade secrets or Confidential and Proprietary information.

  (b)
  If Employee's only responsibilities for Company during the last two years of employment have been in a field sales or field sales management capacity, the restriction in 6(a) above shall be for a period of one year in the sales territory Employee covered or supervised during the last year of employment.

  (c)
  For purposes of this agreement, the term "Competitive Product" shall mean any product or component thereof, product line or service that has been designed or is being designed, developed, manufactured, marketed or sold by anyone other than Company and is of the same general type, performs similar functions, or is used for the same purposes as a Company product and about which employee received or had knowledge of Confidential and Proprietary Information.

  (d)
  During the restrictive period set forth in this Section 6, Employee will inform any new employer, prior to accepting employment, of the existence of this Agreement and provide such employer with a copy of this Agreement.

  (e)
  Employee acknowledges and agrees that the scope of the covenant contained in Section 6 is reasonable as to time, area and persons and is necessary to protect the legitimate business interests of Company and to avoid disruption of Company's business. In that connection, Employee further acknowledges that Company's business is international in geographic scope and that its business is conducted, in part, over the worldwide web. It is further agreed that such covenants will be regarded as divisible and if any such covenant is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or persons or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or persons, or geographic areas as to which it may be enforceable.

        7.    Other Agreements.

        Employee represents and warrants to Company that Employee is not currently subject to a non-competition or any other type of post employment restrictive covenant with a former employer which prohibits Employee from accepting this position with Company or which in any way would impair or restrict Employee from performing the full scope of duties and responsibilities he/she is expected to perform for Company.

        8.    Inventions.

  (a)
  Definition. "Inventions", as used in this Agreement, means any inventions, discoveries, improvements and ideas, whether or not in writing or reduced to practice and whether or not patentable or copyrightable, made, authored or conceived by Employee, whether by Employee's individual efforts or in connection with the efforts of others, and that either (i) relate in any way to Company's business, products or processes, past, present, anticipated or under development, or (ii) result in any way from Employee's employment by Company, or (iii) use Company's equipment, supplies, facilities or Confidential and Proprietary Information.

  (b)
  Assignment of Inventions. During the period of employment and for the six (6) months thereafter, Employee shall promptly and fully disclose to Company, and will hold in trust for Company's sole right and benefit, any Invention that Employee makes, conceives or reduces to practice, or causes to made, conceived or reduced to practice, either alone or in conjunction with others, whether made during the working hours of Company or on Employee's own time. Employee shall: (i) assign and hereby assigns to Company all of Employee's right, title and interest in and to all such Inventions, any applications for patents, copyrights or any other registration of intellectual property in any country covering or relating to any such Invention, and any patents, copyrights or other intellectual property registration granted to Employee or Company; (ii) acknowledge and deliver promptly to Company any written instruments, and perform any other acts necessary in Company's opinion to preserve property rights in any Invention against forfeiture, abandonment or loss, to obtain and maintain letters patent and/or copyrights or other registration of any intellectual property rights on any such Invention, and to vest the entire right and title to the Invention and related intellectual property in Company. Employee agrees to perform promptly (without charge to Company but at the expense of Company) all such acts as may be necessary in Company's opinion to preserve all patents and/or copyrights or other intellectual property covering the Inventions and to enable Company to obtain the sole right, title and interest in all such Inventions, including without limitation the execution of assignments or patent prosecution documentation and appearing as a witness in any action brought in connection with this Agreement.

    NOTICE: The parties agree, and Employee is hereby notified that the requirements of this Section 8(b) do not apply to any Invention for which no equipment, supplies, facility or trade secret information of Company was used and which was developed entirely on Employee's own time, and (i) which does not relate directly to Company's business or to Company's actual or demonstrably anticipated research or development, or (ii) which does not result from any work Employee performed for Company. Employee represents that, except as disclosed below, as of the date of this Agreement, Employee has no rights under and will make no claims against Company with respect to any inventions, discoveries, improvements, ideas or works of authorship which would be Inventions if made, conceived, authored or acquired by Employee during the term of this Agreement.

  (c)
  Prior Inventions. All inventions which Employee has already conceived or reduced to practice and which Employee claims to be excluded from the scope of this Agreement are listed on Exhibit A (if none, write "none").

  (d)
  Copyrights. Employee acknowledges that any documents, drawings, computer software or other work of authorship prepared by Employee within the scope of Employee's employment is a "work made for hire" under U.S. copyright laws and that, accordingly, Company exclusively owns all copyright rights in such works of authorship. For purposes of this Agreement, "scope of employment" means the work of authorship (i) relates to any subject matter pertaining to Employee's employment; (ii) relates to or is directly or indirectly connected with the existing or reasonably foreseeable business, products, projects or Confidential and Proprietary Information of Company; or (iii) involves the use of any time, material or facility of Company.

  (e)
  Presumption. In the event of any dispute, arbitration or litigation concerning whether an invention, improvement or discovery made or conceived by Employee is the property of Company, such invention, improvement or discovery will be presumed the property of Company and Employee will bear the burden of establishing otherwise.

  (f)
  Survivability. The obligations of this Section 8 will survive the expiration or termination of this Agreement.

        9.    Protectible Interests Requiring Restrictions.

  (a)
  Employee acknowledges that Company has many near-permanent and other customers throughout the world to which Employee has access. These include customers of Company developed as a result of many years of effort by Company, customers of Company acquired after significant financial investment by Company, and customers acquired as a result of significant efforts by Company.

  (b)
  Employee also acknowledges that Company has expended considerable time and effort in recruiting and training its employees, many of whom are accomplished professionals.

        10.    Post Employment Restriction On Recruiting Or Hiring Company Employees.

        Employee hereby agrees that, during Employee's employment by Company and for a period of one (1) year following the termination or separation from employment with Company, for any reason, voluntary or involuntary, Employee shall not, directly or indirectly, hire or recruit any employees of Company.

        11.    Non-Disparagement.

        Employee agrees that he/she will not, directly or indirectly, speak or act in any manner that is intended to, or does in fact, damage the goodwill or the business of Company, or the business or personal reputations of any of its directors, officers, agents employees, customers, vendors or suppliers, and Employee further agrees that he/she will not engage in any other deprecating conduct or communications with respect to Company; provided, however, that nothing in this Agreement shall preclude Employee from providing honest, forthright, and truthful testimony in any court or regulatory action or proceeding.

        12.    Injunctive Relief.

        Employee acknowledges and agrees that in the event of any breach or threatened breach by Employee of any of the provisions of this Agreement, damages shall be an inadequate remedy and that Company will suffer irreparable harm and, as a result, Company shall be entitled to injunctive and otherwise equitable relief. Nothing herein shall be construed as prohibiting Company from pursuing any other remedies available to Company for such breach or threatened breach, including the recovery of damages from Employee including but not limited to an accounting and repayment of all profits, compensation, commissions, remuneration, or other benefits that Employee directly or indirectly has realized and/or may realize as a result of, growing out of, or in connection with, any such violation. These remedies shall be in addition to, and not in limitation of, any other rights or remedies to which Company is or may be entitled.

        13.    Severability.

        In the event that any provision hereof is found invalid or unenforceable pursuant to a judicial decree or decision, the invalidity and enforceability of such provision shall not affect the other provisions of this Agreement and all such other provisions shall remain in full force and effect. If any restriction in this agreement is greater than allowable under applicable law, the

Court shall have the authority to modify such restriction(s) to make it enforceable to the fullest possible extent under applicable law.

        14.    Waiver.

        No waiver of any provision of this Agreement or any rights or obligations of either party hereunder shall be effective unless pursuant to a written instrument signed by the party or parties making such a waiver, and such waiver shall be effective only in the specific instance and for the specific purpose stated therein.

        15.    Assignability.

        The rights and obligations contained herein shall be binding on and issue to the benefit of the successors and assigns of Company. Employee may not assign his rights and obligations without the express written consent of Company.

        16.    At-Will Employment.

        Employee acknowledges and agrees that his/her employment status is that of an employee at-at-will and Employee's employment may be terminated by Company or Employee at any time with or without cause.

        17.    Governing Law.

        This Agreement shall be governed by, and construed and interpreted in accordance with the laws of the State of Minnesota, without regard to its conflicts of law doctrine. Any suit, action or other legal proceeding arising out of or relating to this Agreement shall be brought exclusively in the state and federal courts located in Minnesota. Employee agrees to submit to personal jurisdiction in the foregoing court and to venue in that court. Employee further agrees to waive all legal challenges and defenses to the propriety of a forum in Minnesota, and to the application of Minnesota law therein. Employee states that he/she has freely and voluntarily entered into this Agreement, and that he/she has read and understood each and every provision hereof. Employee acknowledges receiving a fully executed copy of this Agreement.

ev3 INC.		EMPLOYEE
By:	/s/ STEVE AUGUSTINE Steve Augustine Director, Human Resources	/s/ JIM CORBETT Jim Corbett

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  Exhibit 10.4
EMPLOYEE CONFIDENTIALITY/RESTRICTIVE COVENANT AGREEMENT